NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON NEW REVOLVING CREDIT AGREEMENT

    NEW YORK, NEW YORK (April 25, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that it has closed on a $12.5 million revolving line of credit (the “2013 Credit Line”) with Webster Bank.  The 2013 Credit Line replaces an expiring revolving line of credit of the same amount with Doral Bank.  The 2013 Credit Line has a term of two years, with an option for Griffin to extend it for a third year.  The 2013 Credit Line has an interest rate of one month LIBOR plus 2.75% and is collateralized by Griffin Land’s office/flex buildings in Griffin Center South and Griffin Land’s single story office building in Griffin Center, the same properties that collateralized the expiring line of credit.  Griffin did not have any amounts outstanding under its expiring revolving line of credit and did not draw down under the 2013 Credit Line at closing.  Griffin expects to use future borrowings under the 2013 Credit Line for general corporate purposes.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:

    This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to uses of future borrowings under the 2013 Credit Line and other statements that are not historical facts. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.